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                                                                  Exhibit 10.8.3



                            SPECIAL RIGHTS AGREEMENT

        This Special Rights Agreement (the "Agreement") is made as of December 19, 1997, by and among Netro Corporation (the "Company") and Italtel, SpA ("Italtel") and shall be effective for all purposes as of the date of the Initial Closing under the Series D Preferred Stock Purchase Agreement of even date herewith (the "Effective Date").

        The parties hereto agree as follows:

        1. Definitions. As used herein, the following terms shall have the following meanings:

               (a) "Change of Control" means the purchase by a single Competitor of Italtel of more than fifty percent (50%) of the Voting Stock of the Company.

               (b) "Competitor of Italtel" means the companies listed on Exhibit A hereto as well as any other company whom the Company and Italtel, after consultation, good faith negotiation and mutual agreement, agree may be deemed a competitor of Italtel.

               (c) "Fair Market Value" means, the highest price per Share-equivalent of the Voting Stock paid by a Competitor of Italtel in connection with a Change of Control.

               (d) "Shares" means the Series D Preferred Stock of the Company purchased by Italtel pursuant to the Series D Preferred Stock Purchase Agreement of even date herewith and any Common Stock of the Company issued or issuable in respect of such Series D Preferred Stock or other securities issued or issuable with respect to such Series D Preferred Stock upon any stock split, stock dividend, recapitalization.

               (e) "Voting Stock" means any share of the capital stock of the Company generally entitled to vote on matters put before the shareholders of the Company at any regular or special meeting of shareholders.

        2. Repurchase of Shares. If, during the Term of this Agreement, the Company enters into an agreement that results in a Change of Control, as soon as practicable after entering into such agreement, the Company shall provide Italtel with a notice identifying the date of such transaction and the Competitor of Italtel involved. Upon notice from Italtel of its decision to exercise its rights under this Section 2, the Company (or a third-party designated by the Company) will, as soon as practicable after receipt of such notice, purchase from Italtel and Italtel will sell to the Company, any Shares then held by Italtel at the Fair Market Value of the Shares as of the date that the Company entered into the agreement that resulted in such Change of Control.

        3.     Closing of Repurchase.

               (a) The closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held at the principal office of the Company as soon as practicable after the


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receipt of notice by the Company of the election by Italtel to exercise its rights under Section 2 (the "Closing Date").

               (b) At the Closing, which shall take place at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California, Italtel will deliver to the Company (or its designee) a certificate or certificates representing the Shares to be purchased by the Company against payment of the Fair Market Value therefor.

               (c) Upon payment of the Purchase Price for such Shares, the Company (or its designee) shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or related thereto, and the Company (or its designee) shall have the right to transfer to its own name the number of Shares being repurchased without further action by Italtel.

        4. Board Visitation Rights. During the Term of this Agreement, and so long as Italtel owns more than three percent (3%) of the Voting Stock of the Company, one (1) member of the senior management of Italtel (or such other adequate designee of Italtel), will be entitled to attend full meetings of the Company's Board of Directors. The Company may exclude such representative from time to time from all or portions of these meetings, or omit to provide Italtel with information related to such meetings, if: (a) such action is necessary to preserve the attorney-client privilege, (b) such action is necessary to fulfill the Company's obligations with respect to confidential or proprietary information of third parties, (c) such meeting or information involves matters concerning the Company's relationship or prospective relationship with Italtel or competitors to Italtel, (d) such meeting or information involves matters which represent a conflict of interest for Netro or Italtel, or (e) such meeting or information represents a situation where a director would customarily not participate in the meeting or be provided such information. Any information communicated during, or related to, such a meeting shall be deemed to be the Confidential Information of the Company and subject to the terms of the Non-Disclosure Agreement between the parties dated __________________.

        5. Termination. This Agreement, and all rights hereunder, shall terminate upon the consummation of the sale of the Company's securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public.

        6.     Miscellaneous.

               (a) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally by a recognized international courier (e.g., Federal Express or DHL) or sent by confirmed facsimile, and addressed, if to the Company, at its principal place of business, attention the President, and if to Italtel, at their address as shown on the stock records of the Company. Such notice shall be effective upon receipt by the organization being notified.

               (b) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company's and Italtel's successors and assigns.



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               (c) California Law. This Agreement shall be subject to and governed by the laws of the State of California, as it applies to contracts entered into and to be performed by California residents, whether or not any party may become a resident of a different state.

               (d) Severability. The provisions of this Agreement are divisible and severable, and if any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances as to which it is held invalid, shall be valid as if the void or unenforceable provision were not included in this Agreement.

               (e) Amendment. This Agreement is subject to amendment only with the unanimous written consent of all parties hereto.

               (f) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements, whether written or oral, with respect to the subject matter of this Agreement.



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        The parties hereto have executed this Agreement as of December 19, 1997 and it shall be effective for all purposes as of the Effective Date.

                                        NETRO CORPORATION


                                        By:_____________________________________
                                           Gideon Ben-Efraim, President & CEO



                                        ITALTEL SPA



                                        By:_____________________________________

                                        Title:__________________________________



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                                    EXHIBIT A

                             COMPETITORS OF ITALTEL

Alcatel
Bosch
Nokia
Ericsson
Motorola
Nera
NEC
Fujitsu
Lucent
Nortel
DMC
P-Com
SIAE
SAT
California Microwave
Harris
Cisco Systems, Inc.
Newbridge Networks
Pirelli
TEC Marconi